Exhibit 99.1

LIBERMAN BROADCASTING, INC.

Moderator: Lenard Liberman

May 16, 2011

3:00 pm CT

Operator: Good day ladies and gentlemen and welcome to today’s LBI Media first quarter 2011 Results conference call. As a reminder, we are recording today’s conference. It is now my pleasure to turn today’s conference over to Mr. Lenard Liberman, CEO and President of LBI Media. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon and welcome to LBI Media’s 2011 first quarter earnings call. Joining me today are Winter Horton, our Chief Operating Officer and Wisdom Lu, our Chief Financial Officer. During this call I will provide an overview of our financial and operating progress since our last earnings call. Winter will report on the performance of our radio stations and I will provide comment on our television stations and an update on the EstrellaTV network. Wisdom will then walk us through our financial results. After formal remarks, we’ll open the call for questions. Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA which we define as net income or loss plus income tax expense or benefit, loss on disposal of property and equipment, net interest expense, interest rate swap expense or income, depreciation and stock-based compensation expense. However, for the purpose of this call we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net income or loss prepared in accordance with U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our quarterly report which will be posted on our Website later today.

Let me return the call over to Lenard who will discuss our performance for the first quarter of 2011.

Lenard Liberman: Thank you, Wisdom. First quarter revenues for LBI Media grew 8% year-over-year and 10.3% if U.S. Census advertising revenue is removed from our 2010 first quarter results. This growth was driven primarily by increasing revenues from our EstrellaTV national network. Our Adjusted EBITDA for the first quarter 2011 decreased by 39% due to some one-time items that we discussed in our earnings release, which was sent out earlier this morning. In the first quarter 2010, we realized a gain of $1.6 million related to the assignment of an asset purchase agreement to acquire a radio station. In the first quarter of 2011, we recorded a one-time charge of $700,000 related to the settlement of a lawsuit. In addition, in the first quarter of 2010, we did not carry a full quarter of network service fees since we only began subscribing partway through 2010 to Nielsen; however, in the first quarter of 2011 we carried a full quarter of these network fees resulting in the $700,000 increase over 2010. Due to the renegotiation of our contract, we believe this expense will drop in the remainder of 2011 making for a more positive year-over-year comparison. Excluding the one-time items and normalizing for full quarter of network service fees, Adjusted EBITDA was up 4% year-over-year for the first quarter of 2011.

As many of you know, we successfully completed a refinancing of the company’s capital structure in March. We issued $220 million of Senior Secured Notes due in 2019. We used the proceeds of those notes to pay-off our then existing senior secured revolving credit facility and term loan, which were scheduled to mature in March 2012. In conjunction with the issuance of the senior secured notes, we also put in place a $50 million senior secured revolving credit facility to provide working capital and liquidity for the day-to-day operating cash needs of the company. We believe that this refinancing will provide us with the flexibility and sufficient liquidity for operating cash needs.

In addition, our national Spanish language television network, EstrellaTV continues to shine. EstrellaTV is ranked as the number 4 Spanish television network in prime time among adults 18 to 49 since its first ratings in March 2010. In addition, there were 91 telecasts in prime time this year where EstrellaTV was rated the number 3 network. Our slate of original hit programming has been very successful with a number of shows demonstrating over 50% growth in audience share.

The success of our compelling programming along with the release of the results of the 2010 U.S. Census provides LBI with outstanding opportunities for growth. This recent Census data indicated that the Hispanic population of the U.S. grew by 43% in the past decade and now one in every six Americans are Hispanic. The latest Census data confirmed what many of us already expected, that the strong growth in the Hispanic population will most certainly drive a shift in advertising spending to allocate a larger portion of their spend to the Hispanic market.

We are excited to announce that we will be hosting our first network up-front event in New York this week and we are encouraged by the positive trends that we are seeing at EstrellaTV. I have already touched upon our ratings success. We are also realizing improved pricing from our commercial time for network advertisers. We’ve also added a seasoned network sales executive to manage our New York office who previously worked for Univision managing the network sales office. All of this should lead to a successful up-front season.

Now I’d like to turn the call over to Winter to talk about where we see growth among advertisers and discuss our radio segment than I’ll follow-up with some comments regarding our television network operations. Winter?

Winter Horton: Thanks, Lenard. As Lenard mentioned, we’re very excited about our upcoming up-front season. We’re seeing increased advertiser interest in EstrellaTV from our launch one year ago when 50 brand advertisers participated in our first up-front season. In general, we’re seeing growth in categories such as Telecom, Retail Stores and Food and Drinks as well as a rebound in Automotive. All of this, along with our ratings strength, should lead to another strong year of up-front growth for LBI.

Our radio segment was down 5% for the first quarter of 2011 as compared to the same period for 2010. Excluding Census revenue from 2010, our radio segment was down 2.8% for the first quarter of 2011 as compared to the same period for 2010. Our syndicated Don Cheto program is performing well and revenues from our California radio stations grew but were offset by declines in revenue for our Texas radio stations. As we’ve already mentioned, we had some Census advertising in 2010 that we did not have in 2011 and an unseasonably cold winter in Texas contributed to decreased advertising in those markets.

Our Don Cheto syndicated program added three new affiliates to its roster in the first quarter of 2011 that’s now broadcast by over 19 radio stations nationwide. Revenues for our Don Cheto syndicated program increased 76% in the first quarter of 2011 as compared to the same period in 2010. We continue to see interest in the Don Cheto syndicated program from affiliates, and now with the growth in the sale of the network spots, we should see some incremental revenue from this line of business.

Don Cheto is broadcast on our flagship station in Los Angeles, KBUE. KBUE continues to dominate the Los Angeles Spanish radio market. Don Cheto is the number 1 ranked morning drive program among all the adult demographics in the March PPMs and has held that number 1 rank among 18 to 34-year-olds and 18 to 49-year-olds for the past year. KBUE also boasts the number 1 midday show among adults 18 to 34. In fact, for the past year KBUE has been ranked the number 1 radio station all day every day among adults 18 to 34. KHJ continues to rank as the number 1 AM Hispanic station in Los Angeles, all day every day among the adult demos. KRQB, our radio station in San Bernardino and KWIZ, our radio station in Orange County, showed significant revenue growth in the first quarter of 2011, as the local economies in these areas have started their economic rebound.

Our L.A. radio cluster continues to perform well and is beating the market. Our Houston radio cluster includes La Raza, La Ranchera, El Norte and Baila. Our flagship station in Houston KTJM La Raza is ranked number 3 among Spanish stations in Houston in the adult 18 to 34 Monday through Friday 6 A to 7 P daypart. La Ranchera continues to be the number 1 AM Spanish station in Houston and is the exclusive home to the Houston Rockets, major league soccer’s Houston Dynamo and the Mexican League soccer.

In Dallas, LBI continues to perform well with three of the top five rated Spanish stations in the market. Our Dallas cluster includes La Raza, La Bonita, Zeta and XO. KBOC La Zeta, is currently ranked number 2 in almost all Hispanic demos and dayparts. KNOR, La Raza, is ranked number 3 among Hispanic adults 18 to 49 and adults 25 to 54 Monday through Friday from 6 A to 7 P. KZZA, La Bonita is the exclusive Spanish oldies format in Dallas.

We will continue to focus on syndicating our Don Cheto programming. With the strength of our programming and rank positions of our stations in their respective markets, and the additional revenue source from the Don Cheto network, we’re optimistic about the performance of our radio segment this year.

Now I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: For the first quarter 2011, our television segment revenues were up 21%, as compared to the same period in 2010. This growth was driven primarily by incremental revenue from EstrellaTV, offset by decreases in revenues at our owned and operated television stations. Revenue growth was 23% in the television segment if you back-out U.S. Census revenue from the first quarter of 2010. As we host our first upfront sales event in New York this week, we are excited by the prospect for further growth in our television segment and the corresponding operating leverage created by our more-normalized expense structure.

EstrellaTV is carried in 36 markets, including all of the top 10 and 18 of the top 20 Hispanic markets. As we mentioned on our last call, we purchased a television station in Chicago last year and it went on the air in December 2010. We recently entered into an agreement with Comcast to carry EstrellaTV programming on cable in Chicago. That carriage will begin on June 15th. We remain focused on expanding our distribution through cable and satellite coverage and we are in active discussions with additional affiliates to expand our national footprint.

We also remain committed to producing the most compelling and exciting programming that Spanish language television has to offer. To that end, we mentioned in our last call that we have purchased a new studio facility in Burbank, which will enable us to produce additional programming, without the additional operating expenses that we had been incurring for renting studio space. We are near completion of the build-out of our new studio facility and have already started taping our hit show Tengo Talento, Mucho Talento from this new site. Our new studio facility is equipped to allow us to produce all of our programs in high definition.

We continue to evaluate concepts for new productions to add to our already strong programming lineup. As I mentioned earlier in the call, EstrellaTV is performing well and is ranked as the number 4 Spanish language network since the networks began subscribing to Nielsen ratings. In addition there were 91 telecasts where EstrellaTV programming took the number 3 spot in certain demographics this season. In the past year, impressions for Estrellas Hoy, our daytime gossip show, increased by 62%. Impressions for our primetime shows Estudio Dos and A Que No Puedes increased by 57% and 55%, respectively. In its fourth season to date, impressions for our hit program, Tengo Talento, Mucho Talento, have increased by 61% over the last season.

Our rating success will provide us with greater opportunities to grow revenue as we continue to increase our share of advertising spend commensurate with our rank position. In addition, we continue to improve our distribution which should positively impact ratings. The results of the 2010 Census confirm the importance of the growing Hispanic population and consumer base. This growth will inevitably shift more advertising dollars from the general market to the Hispanic market. These factors along with the stations we own in the most attractive Hispanic markets will position us for continued growth in the future.

Now I’m going to turn the call over to Wisdom who is going to discuss in more detail our first quarter 2011 financial performance.

Wisdom Lu: Thank you, Lenard.

For the three months ended March 31, 2011, net revenues increased by $1.8 million, or 8%, to $25.4 million, from $23.6 million, for the same period in 2010. Excluding the Census revenue from 2010, net revenues increased by $2.4 million, or 10.3%, to $25.4 million from $23.1 million. The increase was primarily attributable to increased advertising revenue from our EstrellaTV national network, partially offset by a decline in our radio segment.

Net revenues for our television segment increased by $2.4 million, or 21%, to $14.2 million for the three months ended March 31, 2011, from $11.8 million for the same period in 2010. Excluding the Census revenue from 2010, net revenues increased by $2.7 million, or 23%, to $14.2 million from $11.5 million. This increase was primarily attributable to increased revenue from our EstrellaTV national television network.

Net revenues for our radio segment declined by $0.6 million, or 5%, to $11.3 million for the three months ended March 31, 2011, from $11.8 million for the same period in 2010. Excluding the Census revenue from 2010, net revenues decreased by $0.3 million, or 2.8%, to $11.3 million from $11.6 million. This change was primarily attributable to declines in advertising revenue in our Dallas and Houston markets partially offset by increases in advertising revenues in our Southern California market.

Total operating expenses increased by $4.7 million, or 25% to $23.7 million for the three months ended March 31, 2011 as compared to $19 million for the same period in 2010. This increase was primarily attributable to a $1.9 million increase in program and technical expenses in part resulting from a $0.7 million in incremental costs related to service fee for EstrellaTV network and an increase in amortization of capitalized costs related to the production of our original programming content. Also included the absence in 2011 of a $1.6 million gain realized on the assignment of an asset purchase agreement to acquire a radio station, and a 0.9 increase in selling general and administrative expenses primarily related to a $0.7 million charge related to the settlement of a legal dispute.

Adjusted EBITDA decreased by $2.8 million, or 39%, to $4.3 million for the three months ended March 31, 2011, from $7.1 million for the same period in 2010. This decrease was primarily the result of the absence in 2011 of the $1.6 million gain realized on the assignment of the asset purchase agreement to acquire a radio station, $0.7 million of additional costs related to our EstrellaTV network services since the first quarter of 2010 only included a partial month of the service fees, and a $0.7 million charge related to the settlement of a legal dispute.

We recognized a net loss of $6.5 million for the three months ended March 31, 2011, as compared to a net loss of $2.5 million for the same period in 2010, an increase in net loss of $4 million. This change was primarily attributable to the absence in 2011 of the $1.6 million gain on the assignment of an asset purchase agreement to acquire a radio station and a $1 million write-off of deferred financing costs related to our former senior secured credit facility and higher program and technical expenses and selling, general and administrative expenses, as described above.

Turning to our balance sheet, we had approximately $25.2 million in cash as of March 31, 2011. We had $3 million of cap ex in the first quarter. Our total debt balance was approximately $444.6 million. Currently we have no outstanding borrowings on our credit facility.

This will conclude our formal remarks and at this time I’d like to open the floor up to any questions. Operator?

Operator: Thank you so much. Ladies and gentlemen if you would like to ask a question, you may do so now by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please pick-up your handset or depress your mute function to allow your signal to reach our equipment.

Once again that is star 1 to ask a question and our first question will come from Bishop Cheen with Wells Fargo.

Bishop Cheen: Hi, everyone. Thank you for the detailed update. Wisdom, I need to go to the balance sheet just because there’s I think, it’s presentation, so right now when I look at the way you post for year-end 2010, you show long-term debt of $402.2 and the current portion of another $1.4 million.

But that really does not reconcile with the $412.8 that was shown for year-end debt so when I look above in your press release, which of the line items should I be adding back in? Accrued interest looks pretty chunky. Can you give us a little reminder of what that accrued interest is attached to?

Wisdom Lu: So the accrued interest, in what line item are you looking at, Bishop?

Bishop Cheen: I’m looking at your press release December 2010 right in the middle of the page right under the cash overdraft, the accounts payable, accrued liabilities, accrued interest.

Wisdom Lu: Right.

Bishop Cheen: So tell me what that accrued interest is and isn’t it part of debt the way we would define debt?

Wisdom Lu: Yes, it is.

Bishop Cheen: Okay, so can you, I mean, maybe you’ve got the magic number. The $402.2, does that then go back up to $412.8 as shown in your year-end numbers previously?

Wisdom Lu: Yes.

Bishop Cheen: Okay, so now let’s go to this quarter 2011. Tell us what the total debt is and it’s higher than the $444.5 million shown in long-term debt.

Wisdom Lu: Plus the accrued interest.

Bishop Cheen: Okay. Just the accrued interest or is there any other add-back?

Wisdom Lu: No. It should just be the accrued interest.

Bishop Cheen: Okay. All right. I just wanted to get apples to apples because that is real helpful. Next question. The Census revenue that we are excluding, how deep into 2011 will we be carrying there? Will we be also talking about that when you report Q2 numbers?

Lenard Liberman: I’ll speak to that. No, I think most of that ended in Q1. We didn’t have much in Q2 I don’t think, Wisdom.

Bishop Cheen: Okay, so Q2 should be pretty clean other than the network add-backs or whatever’s going on with Estrella. We’re not going to be dealing with other kinds of moving parts, correct?

Wisdom Lu: Correct, and you won’t even have the EstrellaTV network add-backs in Q2 because in 2010 in Q2 we started carrying a full quarter of those expenses.

Bishop Cheen: Okay. All right, and all right, so now I know we’ve heard a lot of numbers. Let’s just step back a second. How we doing? How is Estrella developing against this herky-jerky little economy that, I mean, you guys are impacted too by higher gas prices, the auto disruption in Japan, so tell us about what any of that has done to your development of Estrella and how much impact you think it’s going to continue to have.

Winter Horton: I guess I’ll speak first, Bishop, this is Winter. I think the car business, you mentioned the Japan disaster—we did see some cancellations from Toyota and Nissan, some of the Japanese makers but that was more just they couldn’t get inventory. I don’t think it’s anything long-term and it certainly wasn’t any kind of material cancellations.

I think in general we feel pretty good about the network right now. I don’t want to get too forward-looking here but things are going according to plan so far.

Bishop Cheen: Okay. All right. I’ll pass it around and let someone else have a shot at you. Thank you.

Operator: Our next question is going to come from Steve Sylvester with Standish.

Steve Sylvester: Hi, good afternoon, just a house keeping question, just as I can’t back into your 4% growth for on an adjusted basis for EBITDA so maybe you mentioned it in the call, you probably did but the service fee expense that makes that comparison different, what is that number?

Wisdom Lu: $700,000.

Steve Sylvester: So $700,000 and then the $1.6 gain is another adjustment and then another $700,000 is another adjustment; is that correct?

Wisdom Lu: That’s correct, that’s correct.

Steve Sylvester: So if I add and subtract those correctly, we’ll get a bigger number in 2011; is that right?

Wisdom Lu: That’s correct.

Steve Sylvester: Okay.

Wisdom Lu: You just need to make sure that you’re adding and subtracting them correctly from the right periods and I can walk you through that.

Steve Sylvester: Okay, and again are other Hispanic radio/TV companies, do they add-back Census or do they make that adjustment or is that just something you guys do?

Lenard Liberman: Every call I’ve seen so far - this is Lenard speaking - has brought it up. That’s why we brought it up.

Steve Sylvester: Okay, so as Bishop pointed out, we don’t have to worry about that in the 2nd Quarter?

Lenard Liberman: Yes, I think the cutoff for Census in terms of returning was April 15th so it was pretty limited in April. I think only one or two - we have to go back and we could probably get you an exact number later on - but as Winter mentioned, I don’t think it was material at all.

Steve Sylvester: And just the last time I met with you guys when you were marketing your bond deal which I think was in mid-March, I got the feeling from the meetings and the calls and such that radio was going much better.

It certainly showed some improvement in the 4th Quarter and that trend seemed to be continuing into the first but something else happened. It sounds like Texas but is there any more information you could provide there?

Lenard Liberman: You know, we have a large retail business. I’ll let Winter speak to it because he travels more to Texas than I do but Dallas in particular and to some extent Houston was impacted pretty significantly from the harsh weather, you know we do a lot of nightclub business, a lot of retail business, remote broadcasts, things like that will definitely be impacted from that. However, in our Southern California market we were up nicely so...

Steve Sylvester: Okay, so...

Winter Horton: Yes, I think the...

Steve Sylvester: Go ahead.

Winter Horton: Sorry, I was going to say that that’s pretty accurate. I think we did miss out on a fair amount of business just because the places weren’t open. Some of the - a lot of the - venues are outdoor things and they weren’t open so it’s a significant amount of money.

Steve Sylvester: Okay, so I guess if we’re in the middle of the 2nd Quarter here, are things returning or, I mean, how do you look at radio, you know, going forward because your peer group is performing better?

Lenard Liberman: In terms of the quarter, we started stronger. It started coming back in April. It seems like there’s been some softness in May but our managers believe that June will be a strong month so it seems like it’s month-to-month.

Hopefully the quarter will turn out fine but Texas, still had little challenges in May, less so in April and they say that June will pick-up again so that’s at least what the book of business tells them. I don’t want to over-promise and under-deliver but just giving you the information we have.

Steve Sylvester: Okay, and just from an investor standpoint, when will we know how - what’s the soonest information - we’ll have in terms of the up-front market, some information back from that and how successful things are going in terms of the network?

Lenard Liberman: We won’t get that probably for at least a month or essentially two months after the up-front meetings so they will have a good kind of idea of how it goes. The up-front’s actually this Wednesday and we’ve had a lot of interest in it, more so than I even thought so we’re excited about going into it but we won’t really know any kind of hard numbers for awhile after.

Steve Sylvester: Okay. Okay, that’s it for now. Thanks.

Lenard Liberman: Thank you.

Operator: Our next question comes from Todd Morgan with Oppenheimer.

Todd Morgan: Thank you, good afternoon. I guess two quick things. The first one, can you talk about the savings opportunity that’s related to the new studio facilities you’ve taken on recently? I guess you’re going to be shifting your production in-house.

I’m assuming there’s some rent, you know, some space rental dollars you’re expecting to save and I guess secondly, can you talk about how much additional capacity that gives you above and beyond what you’re currently doing?

Lenard Liberman: Sure, well the main stage at the facility is housing Tengo Talento and it’s a significant set that in off seasons we can change a bit to house another show or produce another show on and there are two other smaller studios that could be used for television shows, not sort of the grand nature of Tengo Talento but certainly talk shows or a news program, things of that nature.

So we certainly have space there to grow and there’s also office space to house production. In terms of the savings, I’ll let Wisdom get back to you on that. We tend to do two seasons a year of Tengo Talento.

We had hoped that the facility would have been done in April but we had some delays in the construction process and it’s now going to be done this month so the first season realized some benefits in that we had to rent fewer trucks and dressing rooms and didn’t have to physically rent a facility that we were renting before, the physical facility, the theater.

But there’s still a couple of things we had to rent because our video control rooms were not 100% completed but they will be completed this month, latest the first week of June and as we go into the next season of Tengo Talento which starts in August and September, then we’ll have the full benefit of the savings.

Todd Morgan: Okay, but the real savings is facility rental for the times you’re producing that, what you’re currently doing, I guess?

Lenard Liberman: And the control rooms and all the air conditioning and lighting we had to bring in. There’s a lot of things we brought in since we had a rented theater that we were using, everything that we used to produce in the theater was rented.

Todd Morgan: Okay. All right, that’s helpful. Second thing is, help me - if this is the right way to think about things - but does it make sense to think about the power ratios for some of the Estrella network affiliates compared to what you’re doing in some of the bigger O&O markets in the context of how much real opportunity exists because I’m assuming that the power ratios in your big markets are much greater than the newer markets?

Lenard Liberman: Yeah, I can speak a little to that. I don’t have the actual power ratios for our affiliates. I know that our affiliate revenue is up substantially so far and the affiliates seem pretty happy with the increased business so I think there is if you look at stations like some of the Titan stations and I know the Belo stations, they’re doing well.

They seem very happy and are actually seeing revenue from a lot of these are Dot 2s even. Certainly ratings-wise, we’re the only, I think, the only network that’s actually on the Dot 2 that’s getting substantial ratings.

So it’s just a matter of the affiliates monetizing that which they’re starting to do. We do as well. We sell the national advertising so that’s actually a whole branch of business that’s growing very well for us. You know, we get commission on everything we sell for our affiliates.

Todd Morgan: Okay, good luck, then, thanks.

Winter Horton: Thank you.

Operator: Our next question is a follow-up question from Conrad Chen with Crescent Capital.

Conrad Chen: Hey. Just a question on the television side, I know you commented that the O&Os were down. Could you provide a little more color on that?

Lenard Liberman: Sure. On our O&Os, you’re saying?

Conrad Chen: Yes.

Lenard Liberman: Well, I think if you look at our O&Os in general, we took away about, we’re up to about 40% of inventory for the network, so we’ve actually in most cases we’re able to, you know, raise our rates as we had less inventory available, demand increased and we’re able to raise the rates and, you know, stabilize that.

So if you really look at the performance in the context that we lost 40% of our inventory, the numbers are actually pretty good but that would be a pretty big factor in the revenue.

Conrad Chen: Okay, so if you sort of would strip that out, you’d say it’s sort of organic growth was positive for the quarter?

Lenard Liberman: Oh, yeah, I mean, 40% of the inventory is a lot.

Conrad Chen: Right. Okay. And then you mentioned this new Nielsen agreement. When does that come into effect?

Lenard Liberman: Well, that deal was done. I think what Wisdom was talking about is we didn’t start Nielsen until March so there’s two months of the quarter that we weren’t paying for Nielsen last year so on top of that, we were able to negotiate a very big discount that is starting now. It already kicked-in. What was the date of that, Wisdom?

Wisdom Lu: January 1st of this year.

Lenard Liberman: Yeah, so it’s kind of two separate things. It’s a savings - it’s a comp savings - because their January and February didn’t exist last year so and we’re paying January and February of this year plus it’s a savings that we negotiated.

Conrad Chen: Okay, so we’ll start to see the impact of that in Q2 then?

Lenard Liberman: Right.

Conrad Chen: Okay, and then just one last housekeeping question. Wisdom, the extra, the charge for the legal dispute, if I were to try to back that out on a segment basis, would that come out of radio expenses?

Wisdom Lu: Yes.

Conrad Chen: Okay. Great, thank you.

Operator: And before we move to our next question, I would like to remind everyone once again that is star 1 to ask a question. Our next question is a follow-up question from Bishop Cheen with Wells Fargo.

Bishop Cheen: Thanks. When would we see the Q-like document that I think you’ll file or post on your Website?

Wisdom Lu: The Q was filed at 1:00 today at the same time that we had the earnings call and we’ll post the quarterly report to our Website later on this evening.

Bishop Cheen: Okay, and then the Q you say was filed on Edgar?

Wisdom Lu: Yes.

Bishop Cheen: Okay. I didn’t see it under any of the Bloomberg tickers so I’ll go back and look again.

Wisdom Lu: Okay.

Bishop Cheen: Okay, and then I’m just looking for because I know you have a lot of moving pieces and that’s fine, you’re building things. Is there anything chunky that we can anticipate other than what you’ve talked about is Estrella and some of the rental facility expenses and then the new Nielsen contract which is a cheaper contract?

Is there anything else chunky that we can look at in Q2 and the back half of the year that we may be having back for example the purchase of the new TV studio and as you outfit that and get that ready, is there anything that’s going to at first add some extra expense, take away from some of the EBITDA and that we might be thinking about adding back as we go through the year?

Wisdom Lu: So I think, on the new studio, there is the savings that we’re going to get, will probably offset any additional expenses that, you know, will more than offset any additional expenses.

So there will be some additional expenses obviously things like utilities, security, those type of expenses but I think that they’re going to be more than offset by the rental of other equipment that we had to make during the year when we were at the theater.

Lenard Liberman: And in terms of large items, we will have a benefit - we should have a benefit - we recently settled to our favor a lawsuit that we’re in the process of signing the documents on. Once that agreement is signed, there’ll be a benefit to us - like I don’t want to say the amount but it’s chunky, it’s a nice amount of money which will - there will be a benefit, Bishop.

Bishop Cheen: Right, and that would be probably something we would recognize in the back half of the year if all things go according to plan?

Lenard Liberman: No, you’d recognize it in Q2.

Bishop Cheen: Okay.

Lenard Liberman: Aside from that, I mean, the only thing that’s hard in terms of the expense side, things should be pretty - I don’t think there should be any surprises - I don’t really know of anything happening.

Now the only thing that sometimes comes up is legal fees related to an issue you didn’t anticipate and you have to address it and legal fees go up but there’s nothing really on the radar right now that I could give you guidance to, just the benefit we’re going to experience with a settlement and on the revenue side, it’s just hard on the station level right now to project.

We started Q2 very strong and we have had some weakness in May. Now our managers tell us that they’re expecting June to show improvement because last year in May we just had an unusually good month for various reasons than they’re expecting.

Then they claimed June wasn’t a good month and we’re going to do better but I don’t have those numbers booked yet so I don’t want to represent that but, you know, there is station level softness that we want to make sure we get through in June that actually results in the kind of, you know, growth at the station level. The network though is performing on plan pretty much.

Bishop Cheen: All right. That is all helpful. Lenard, the entertainment business is indeed the attorneys’ full employment act.

Lenard Liberman: You’re right. There you go. You got that right, so we’re committed to, you know, try to put some lawyers out of work because we don’t like the distraction or the expense.

Bishop Cheen: Good luck with that.

Lenard Liberman: Thank you.

Operator: And with that, there are no further questions at this time. I would like to provide one last final reminder that is star 1 to ask a question. We’ll pause for a moment for any final signals. And with that everyone there are no further questions. I’d now like to turn the call back over to you for any final and closing remarks.

Lenard Liberman: Well, good, thank you very much for participating everybody. Appreciate it.

Operator: And with that once again ladies and gentlemen, that does conclude today’s call. Thank you for your participation and have a great day.

END